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SAUER-DANFOSS INC. APPOINTS NEW PRESIDENT AND CEO

•	Eric Alström Appointed President, Chief Executive Officer and Director effective October 5, 2012

•	Sven Ruder Announces Resignation

AMES, Iowa, USA, August 30, 2012 – Sauer-Danfoss Inc. (NYSE: SHS) today announced that Eric Alström has been appointed to the position of President, Chief Executive Officer and Director, effective October 5, 2012. Alström succeeds Sven Ruder who announced his resignation effective October 5, 2012.

Mr. Alström, age 46, has 20 years of experience in the automotive industry, most recently as Managing Director at Benteler Automotive, a large privately held German company specializing in lightweight chassis and parts for the automotive industry. Prior to this Alström held several senior leadership positions at General Motors in the U.S., Asia and Europe. He will be responsible for continuing the positive development of Sauer-Danfoss following Mr. Ruder’s successful tenure.

Jørgen M. Clausen, Chairman of the Board, commented, “I am very happy to welcome Eric to Sauer-Danfoss. I believe his background and track record make him the ideal candidate to take Sauer-Danfoss to the next level, sustaining and developing the business.

“I would also like to thank Sven for his contribution to the Danfoss Group during the past 22 years, including the last four years with Sauer-Danfoss. Sven has led Sauer-Danfoss through a very well-executed turnaround and he leaves behind him a stronger company,” Clausen concluded.

Mr. Alström will join Sauer-Danfoss on September 10 as co-President and co- Chief Executive Officer and will be located in Neumünster, Germany. During September he and Mr. Ruder will travel around the world together, meeting with employees and customers. To ensure an optimal transition, Mr. Ruder will remain available as an advisor to Mr. Alström until the end of the year.

About Sauer-Danfoss
Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment. Sauer-Danfoss, with 2011 revenues of approximately $2.1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone: (515) 239-6364
Vice President and	2800 East 13th Street	Fax: (515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com